SUBSIDIARIES OF REGISTRANT


Name                                  State/Jurisdiction of Incorporation

Hauppauge Digital Europe Sarl.                 Luxembourg
Hauppauge Computer Works Inc.                  New York, USA
Hauppauge Computer Works Gmbh                  Germany
Hauppauge Digital Asia Pte Ltd.                Singapore
Hauppauge Computer Works Limited               UK
Hauppauge Computer Works Sarl.                 France
Eskape Acquisition Corp.                       Delaware, USA
HCW Distributing Corp.                         New York, USA
Hauppauge Computer Works Ltd.                  British Virgin Islands